SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 1, 2007 (January 26, 2007)

Tri-S Security Corporation

(Exact name of registrant as specified in its charter)

Georgia	0-51148	30-0016962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Royal Center One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 808-1540

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 26, 2007, Tri-S Security Corporation (the “Company”) entered into a Settlement Agreement and General Release (the “Settlement Agreement”) with David Shopay, on behalf of himself and the other former shareholders (the “Former Shareholders”) of The Cornwall Group, Inc. (“Cornwall”), in his capacity as the representative of such shareholders (the “Shareholder Representative”). Pursuant to the Settlement Agreement (i) the parties waived and released each other from all claims and liabilities, with the exception of certain claims and liabilities specified in the Settlement Agreement, arising from the Stock Purchase Agreement dated as of August 30, 2005 among the Company and the Former Shareholders (the “Purchase Agreement”) pursuant to which the Company acquired Cornwall (the “Acquisition”); (ii) the Shareholder Representative forgave and discharged all amounts owed by the Company to the Former Shareholders under the Promissory Note with a principal amount of $250,000 issued by the Company on October 18, 2005 as part of the purchase price of the Acquisition; and (iii) the Shareholder Representative and the Company instructed the escrow agent administering the escrow fund, which fund was established upon the closing of the Acquisition to hold a portion of the purchase price of the Acquisition to secure the Former Shareholders’ indemnification obligations under the Purchase Agreement, to release $200,000 from such fund to the Company and the remaining balance of such fund of to the Former Shareholders.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired. None.

(b)	Pro Forma Financial Information. None.

(c)	Shell Company Transactions. None.

(d)	Exhibits.

99.1	Settlement Agreement and General Release dated January 26, 2007, between the Company and David Shopay, on behalf of himself and the other former shareholders of The Cornwall Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned thereunto duly authorized.

TRI-S SECURITY CORPORATION

By:	/s/ Ronald G. Farrell
Ronald G. Farrell, Chief Executive Officer

Dated: February 1, 2007

EXHIBIT INDEX

99.1	Settlement Agreement and General Release dated January 26, 2007, between the Company and David Shopay, on behalf of himself and the other former shareholders of The Cornwall Group, Inc.